Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-257373
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated March 18, 2022)
Latch, Inc.
Up to 16,333,301 Shares of Common Stock Issuable Upon Exercise of Warrants and Options
Up to 65,554,277 Shares of Common Stock
Up to 5,333,334 Warrants
This prospectus supplement updates, amends and supplements the prospectus dated March 18, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257373). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information (other than information that is furnished and not deemed filed) contained in our Current Report on Form 8-K filed with the SEC on May 20, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our Common Stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LTCH” and “LTCHW,” respectively. On May 19, 2022, the closing price of our Common Stock was $2.21 and the closing price for our Public Warrants was $0.3595.
Our business and investment in our securities involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 20, 2022.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2022
Latch, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39688	85-3087759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West 26th Street, Suite 6G, New York, NY	10001
(Address of principal executive offices)	(Zip Code)
(917) 338-3915
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LTCH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	LTCHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.    Costs Associated with Exit or Disposal Activities.
On May 20, 2022, Latch, Inc. (the “Company”) announced that it had completed a reduction in force authorized by the Company’s board of directors on May 19, 2022 to better align staffing and expense levels with current sales volumes and the current macroeconomic environment. The reduction in force impacts approximately 130 employees, or approximately 28% of the Company’s full-time employees. The Company estimates that it will incur approximately $4 million to $6 million of total cash restructuring and related charges primarily related to severance and benefit costs (excluding the impact of stock-based compensation), substantially all of which is expected to be incurred in the second quarter of 2022.
With respect to stock-based compensation, also as part of this reduction in force, the Company modified a portion of the affected employees’ stock awards to allow a portion of the awards to vest that otherwise would have been forfeited. However, as a result of the reversal of previously recognized stock-based compensation expense for stock awards being forfeited and a reduction in the fair value of the awards vesting in connection with this reduction in force, the Company expects to recognize a net reduction of stock-based compensation of approximately $1 million to $2 million in the second quarter of 2022. This estimate may change due to future changes in the Company’s stock price.

The Company may incur additional expenses not currently contemplated due to events associated with the reduction in force. The charges that the Company expects to incur in connection with the reduction in force are estimates and subject to a number of assumptions, and actual results may differ materially.

Forward-Looking Statements
This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding adoption of the Company’s technology and products. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “would,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking information includes, but is not limited to, statements regarding: the Company’s future products, performance and operations, and the related benefits to shareholders, customers and residents; the impact of the workforce reduction on the Company’s business; and the Company’s strategy. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the Company’s ability to implement business plans and changes and developments in the industry in which the Company competes. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. The Company does not give any assurance that it will achieve its expectations.
Item 7.01.    Regulation FD Disclosure.
On May 20, 2022, the Company issued a press release related to the information described in Item 2.05 above (the “Press Release”). A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information set forth in Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01.    Financial Statement and Exhibits.

Exhibit Number	Description

99.1	Press Release dated May 20, 2022.
104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Latch, Inc.

Date:	May 20, 2022	By:	/s/ Barry Schaeffer
		Name:	Barry Schaeffer
		Title:	Interim Chief Financial Officer and Treasurer